Exhibit 10.07

[WELLPOINT LETTERHEAD]

February 4, 2002

John A. O'Rourke
Chairman of the Board and CEO
RightCHOICE, Managed Care, Inc.

Dear John,

        On behalf of WellPoint Health Networks Inc. ("WellPoint" or the "Company"), I am delighted to set forth your terms of employment as President, Central Region. You will report to Leonard D. Schaeffer, Chairman and Chief Executive Officer, WellPoint Health Networks Inc.

        There are many challenges ahead if we are to achieve our goals and I hope you find these challenges exciting and the opportunity compelling. We are very enthusiastic about your joining our team.

        Your start date will be the day following the merger date and your starting compensation and benefits for this position will be as follows (subject to the approval of the Compensation Committee of the Board of Directors):

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  You will receive an annualized base salary of $645,750, paid bi-weekly, one week in arrears and your annualized base salary will not be reduced during the term of your employment unless such a reduction is generally applicable to other officers subject to Insider status pursuant to Section 16 of the Securities Exchange Act of 1934. In addition, you will be eligible for annual merit increases consistent with your performance and WellPoint guidelines used with respect to senior executives of WellPoint.

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  You will be entitled to participate in the Executive Officer Annual Incentive Plan beginning in 2002 with a target bonus award of 55% of salary, pro-rated for your length of service during the Plan year, and a maximum award of three times target bonus. Your target bonus percentage of 55% of your then applicable base salary may not be reduced prior to 2005. Under the current program, amounts earned in excess of 150% of target bonus are increased by 15 percent, and are paid in the form of restricted share rights vesting in three approximately equal annual installments to active participants and to participants who remain eligible as a result of their reason for termination.

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  You will receive an option covering 35,663 shares of WellPoint Common Stock (40,000 less 4,337 representing the WellPoint share equivalent of your January 2002 RIT grant) under the WellPoint Health Networks Inc. 1999 Stock Incentive Plan. This option will be granted on the same date or dates and under the same terms and conditions as the stock option grants to our other executive officers for 2002.

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  This option will have a 10 year term (assuming continued service), vest in six approximately equal semi-annual installments, with the first vesting occurring six months after the grant date; and includes "reload" rights. The option exercise price will be 100% of the closing price of the Company's stock on the latest trading day prior to the grant date.

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  The option may be intended to qualify as an incentive stock option, up to the maximum allowable under the Internal Revenue Code, with the remainder as a non-qualified stock option.

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  You will receive a Notice of Grant and a Stock Option Agreement. At that time you will be asked to sign the Notice of Grant and return it within a specified period of time. Your option grant will be subject to the terms and conditions of the 1999 Stock Incentive Plan, the Notice of Grant and the Stock Option Agreement.

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  You will be eligible for additional stock option grants commensurate with your position in future years.

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  You will be awarded restricted share rights on February 1, 2002 covering seventeen thousand seven hundred fifty-nine (17,759) shares of WellPoint stock valued at $2,251,841.20 based on a closing market price of $126.80. These shares will vest in three approximately equal annual installments commencing one year from your hire date. If your employment with WellPoint terminates for any reason prior to vesting, any remaining rights will vest on your termination date, notwithstanding anything to the contrary in the 1999 Stock Incentive Plan and the Restricted Share Right Grant agreement. At the time of grant, your restricted share rights will be automatically deferred pursuant to WellPoint's Comprehensive Executive NonQualified Retirement Plan and such shares shall be transferred to you at such time or times as provided in WellPoint's Comprehensive Executive Non-Qualified Retirement Plan free of any restrictions imposed by the 1999 Stock Incentive Plan or (inclusively) the Restricted Share Right Grant agreement.

    Shortly after the grant date, you will receive a Restricted Share Right Grant agreement (in the form of the draft agreement provided to you on January 30, 2002). At that time you will be asked to sign the Grant agreement and return the document to WellPoint HR within a specified period of time. Except as set forth in this letter agreement, your restricted share right grant will be subject to the terms and conditions of the 1999 Stock Incentive Plan, the Comprehensive Executive Non-Qualified Retirement Plan and the Restricted Share Right Grant agreement.

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  You will receive a stay-on bonus in the amount of $645,750 on the second anniversary of the merger. This award will be pro-rated if your employment with WellPoint is terminated pursuant to an Involuntary Termination or Constructive Termination (as defined in WellPoint's Officer Severance Plan) prior to the second anniversary of the merger and such pro-rated amount will be payable upon such termination.

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  February 1, 1985 (your original hire date with HEALTHLINK) will be recognized as your original hire date with WellPoint for vesting and eligibility purposes for all of our plans and programs to the extent set forth in Section 5.6(b) of the Agreement and Plan of Merger dated as of October 17, 2001 provided however, you will be deemed to have accrued 20 years of employment as of the merger date for purposes of the RightCHOICE SERP plan.

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  You will be eligible for employee and executive benefits packages which currently include:

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  The WellPoint FlexPoint program (a cafeteria style benefits program)

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  Three times your total target compensation (salary plus target bonus) in executive life insurance

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  100% salary continuation short-term disability benefits for disabilities of up to six months

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  A long-term disability benefit that provides for 70% of salary plus target bonus

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  The Company's 401(k) Plan that includes a match of 75% of your contributions of the first 6% of your eligible compensation, up to Internal Revenue Code limits

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  The Company's cash balance retirement plan

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  A Deferred Compensation Program which provides for salary, bonus and company car allowance deferral, retirement plan "spillover" benefits, and 401(k) "spillover" contributions

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    Retiree healthcare benefits, consistent with those set forth in Section 5.2(B)(ii) of your current RightCHOICE employment agreement dated April 4, 2001 and subsequently amended on October 1, 2001 (the "Prior Employment Agreement"), including without limitation the retiree healthcare benefits made available therein to your spouse

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    An annual pre-tax car allowance of $9,600, paid bi-weekly with your paycheck

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    Executive financial planning and tax preparation assistance provided by AYCO

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    First class air travel if available

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    Dues and membership at Greenbriar Country Club that will continue throughout your term of active service with WellPoint. WellPoint will transfer your capital account at Greenbriar Country Club to you when your employment with WellPoint is terminated

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    An annual executive physical valued at over $2,000

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    Premier banking services provided by Bank of America

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    Pre-negotiated car purchases as part of the Ford Supplier Recognition Program

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    Paid Time Off (PTO) days with an accrual rate of 27 days per year

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    Ten paid holidays each year, and

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    Reimbursement of all ordinary and necessary business expenses incurred in the performance of your duties subject to your compliance with WellPoint's business expense policies

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  To the extent that this is not already provided by RightCHOICE, WellPoint will reimburse your legal fees related to this employment offer.

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  You will continue to accrue benefits and services pursuant to your current RightCHOICE SERP and, as indicated above, you will be deemed to have accrued 20 years of employment as of the merger date under that SERP.

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  If you experience an employment termination that is (a) a Constructive Termination (as defined in WellPoint's present Officer Severance Plan), or (b) an Involuntary Termination (as defined in WellPoint's present Officer Severance Plan), upon your execution of a general release, you shall be entitled to severance as follows:

Termination Date	Severance	Comments
2/1/02—1/31/03	Two years salary Two years bonus	Bonus will be greater of target or prior year actual Eligible for all non-cash benefits per Officer Severance Plan
2/1/03—1/31/04	Twenty months salary Eighteen months bonus	Bonus will be greater of target or prior year actual Eligible for all non-cash benefits per Officer Severance Plan
After 1/31/04	Fifteen months salary Twelve months bonus	All benefits per Officer Severance Plan
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  You will not be eligible for these severance benefits if you experience an employment termination that is a "Termination for Cause" (as defined in the Officer Severance Plan). This definition is as follows: "Termination for Cause" means (i) a commission by a Participant of any act of fraud, embezzlement or dishonesty against any member of the Affiliated Group; (ii) the conviction of a Participant for any criminal offense involving fraud or dishonesty or any similar conduct that is injurious to the reputation of WellPoint or any member of the Affiliated Group;

    or (iii) willful engagement by a Participant in gross misconduct injurious to WellPoint or any member of the Affiliated Group.

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  You will also be eligible for change in control benefits pursuant to the Officer Change in Control Plan (including that plan's integration of benefits provisions) at the EVP level, which provides for a basic benefit of 300% of your annual cash compensation, a tax gross-up provision, plus some additional benefits if you are involuntarily or constructively terminated during the 36 month period subsequent to a change in control.

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  If your employment with WellPoint terminates in a manner that entitles you to a severance or change in control benefit under the prior two paragraphs, you shall be entitled to executive level outplacement services.

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  You will be entitled to designate a beneficiary to receive any benefits to which you are entitled as of your death for which the Company generally allows beneficiary designations; to the extent no such beneficiary has been designated, WellPoint will pay such benefits to the personal representative of your estate.

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  You will be entitled to a full tax indemnity and gross-up payment, consistent with the detailed provisions set forth in Section 5.2(D) of the Prior Employment Agreement (which are hereby incorporated herein by reference except that references therein to RightCHOICE shall include WellPoint and that Ernst and Young will be the "Accounting Firm" that is to make any necessary calculations and determinations thereunder), in the event any excise taxes (under Sections 280G or 4999 of the Internal Revenue Code of 1986, as amended) are assessed as a result of any award or payment to which you become entitled from RightCHOICE, WellPoint or an affiliate, successor or assign thereof in connection with the merger of RightCHOICE and WellPoint.

        Note that the sections above are intended to describe the general provisions of the benefits program. Except with respect to the specific provisions relating to the annual bonus, stock options, restricted share rights and enhanced severance benefits to which you are entitled pursuant to this letter agreement, if there is any discrepancy between this letter agreement and the plan documents, the provisions of the plan documents will apply. Subject to the specific provisions relating to the stock option award granted in 2002, the restricted share rights awarded on your start date and enhanced severance benefits to which you are entitled pursuant to this letter agreement, WellPoint reserves the right to amend or cancel any of our plans in the future, in accordance with any conditions set out in those plans; provided, however no such amendment or cancellation will be applicable to you if it is not generally applicable to other officers subject to Insider status pursuant to Section 16 of the Securities Exchange Act of 1934.

        The benefits described above are summarized in the enclosures.

        The terms of your employment will also include:

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  As an officer of the Company, you also will be expected to own WellPoint Common Stock in accordance with the WellPoint Stock Ownership Guidelines. The guidelines provide that, as a President, your guideline is to own at least the number of shares with a market value equivalent to 200 percent of your base salary at the end of five years of service. The Company currently offers a variety of plans to assist you in meeting your ownership objectives. The restricted stock to which you are entitled to receive pursuant to this letter agreement in accordance with the terms of the WellPoint Comprehensive Executive Non-Qualified Retirement Plan will qualify for purposes of your meeting these ownership guidelines.

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  As a President, you will be considered an insider subject to the provisions of Section 16 of the Securities Exchange Act of 1934, as amended. A member of our Legal Department will provide you with additional information and assistance regarding the applicable filings and procedures.

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  As an officer of the Company, you will also be covered by our Insider Trading Policy. This policy generally limits your ability to buy or sell WellPoint stock at times that are outside our window period. Currently, the window period opens on the third business day after the release of earnings each quarter, and lasts for thirty calendar days.

        The Company believes that the employment relationship is based upon the principle of mutual consent. Therefore, both you and the Company will be free to terminate your employment at any time, with or without cause and with or without notice. While the Company reserves the right to change the other terms, policies, procedures and benefits affecting your employment unless otherwise prohibited by this letter agreement this "at-will" understanding constitutes the entire agreement concerning this subject and can be altered only by an express written agreement signed by you and the Compensation Committee of the Board of Directors.

        Finally, as an employee of WellPoint Health Networks Inc., you will be subject to the Company's binding arbitration policy, as more fully described in the enclosed Human Resources Policy #613, Arbitration.

        By executing this letter agreement, you agree that this letter agreement, including all documents incorporated by reference herein, constitutes the entire understanding between the parties with respect to your employment with RightCHOICE, WellPoint or an affiliate and compensation or benefits therefrom, superseding all prior agreements (including, but not limited to, the Prior Employment Agreement and any other agreement, plans or arrangement under which severance or retention benefits might otherwise be payable to you, (collectively the "Prior Agreements")), written or oral, concerning said employment, compensation or benefits that are not referenced herein and no representation or statements not incorporated or referred to in this offer letter will be binding on either party; provided, however, nothing in this letter agreement will be treated as a waiver of your rights to benefits under the RightCHOICE Supplemental Executive Retirement Plan or any other pension or retirement savings plan. You acknowledge and agree that the amounts payable under this letter agreement shall be in lieu of any payments to which you would have been entitled under the Prior Agreements, and you expressly waive any entitlement to any payments under the Prior Agreements.

        In consideration of (i) your continuing employment and past and future access to confidential, proprietary documents and information of RightCHOICE, WellPoint or an affiliate, and (ii) the severance and other benefits payable upon a termination of employment with RightCHOICE, WellPoint or an affiliate, you agree to continue to abide by and be bound by (A) the covenants and agreements set forth in Sections 7-10 of the Prior Employment Agreement and (B) WellPoint's standard agreement of confidentiality; provided that (I) if you remain employed throughout the two (2) year period following the date hereof, your obligation under (A) of this sentence shall cease at the end of such two (2) year period and (II) if your employment terminates before the end of such two (2) year period, your obligations under (A) of this sentence shall cease on the later of (1) the date one year after such termination of employment or (2) the end of the period, if any, for which you are entitled to severance benefits by reason of such termination.

        This letter agreement is made and entered into in the State of Missouri and will be construed under the laws of Missouri, without regard to its conflict of laws rules, to the extent not preempted by Federal law.

        As mentioned above, the employment terms and conditions set forth in this letter agreement must be approved by the Compensation Committee of the Board of Directors. Your potential employment has been discussed with the members of the Compensation Committee and they are eager to act quickly upon these matters and hope you will decide to join us. If the Compensation Committee has not disapproved this letter agreement by February 15, 2002, the approval of the Compensation Committee will be deemed to have been given and the terms of this letter agreement shall become operable retroactive to your start date.

        If you have any questions with regard to your position or the content of this letter, please feel free to contact me at (805) 557-5640.

Very truly yours,
/s/ J. THOMAS VAN BERKEM
JTVB/pt Enclosures
cc: Leonard D. Schaeffer
Agreed and consented to this 4th day of February, 2002:

/s/ JOHN A. O'ROURKE John A. O'Rourke